Exhibit 99.2

Consolidated Financial Statements

ALLENEX AB

Years Ended December 31, 2015 and 2014

REPORT OF INDEPENDENT

AUDITORS

To the Board of Directors

We have audited the accompanying consolidated statements of financial position of Allenex AB as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.

In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinions

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allenex AB as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Ernst & Young AB

Stockholm,

Sweden May 24,

2016

STATEMENT OF COMPREHENSIVE INCOME, GROUP

AMOUNTS IN SEK THOUSAND	NOTE	2015	2014
Net sales	2	134 548	125 216
Changes in inventories of finished goods		4 092	5 384
Capitalized work for own account		2 354	711
Other revenues	3	3 481	4 209

		144 475	135 520

Raw materials and consumables		-29 272	-26 169
Other expenses 1)	4, 5	-38 323	-38 850
Cost of employee remuneration	6	-48 582	-45 161
Depreciation/amortization	12,13	-4 130	-2 450

Operating profit		24 168	22 890

Earnings from associated companies	14	—	—
Financial income	7	860	3 454
Financial expenses	8	-6 101	-5 974

Earning before tax		18 927	20 370

Taxes	9	-3 795	-5 182

Net profit for the year		15 132	15 188

Other comprehensive results for the year 2)
Components that will not be reclassified to net results		—	—
Components that will be reclassified to net results

Translation differences		-7 139	-6 850

Total comprehensive results for the year		7 993	8 338
Net profit for the year pertaining to:
Owners of the parent		15 132	12 918
Non-controlling interests		—	2 270

		15 132	15 188

Total comprehensive results for the year pertaining to:
Owners of the parent		7 993	10 228
Non-controlling interests		—	-1 890

		7 993	8 338

Earnings per share, basic and diluted, SEK		0.13	0.11
Average number of outstanding shares, basic and diluted, SEK		120 288 448	120 288 448
Number of shares at the period-end		120 288 448	120 288 448

1)	Other expenses includes unrealized currency exchange gains of SEK 4.6 million (SEK 6.3 million).
2)	No tax is charged on items included in other comprehensive income.

STATEMENT OF FINANICAL POSITION, GROUP

AMOUNTS IN SEK THOUSAND	NOTE	DEC. 31, 2015	DEC. 31, 2014
Assets	11
Fixed assets
Intangible assets	12
Goodwill		214 962	215 272
Customer relations		1 278	2 022
Technology		26 074	28 554
Brand		31 392	31 392
Capitalized work for own account		15 596	2 808

Total intangible assets		289 302	280 048

Tangible fixed assets	13
Machinery and other technical facilities		465	508
Equipment		1 254	655
Leasehold improvements		1 762	2 115

Total tangible fixed assets		3 481	3 278

Other fixed assets
Participations in associates and other holdings	14	—	0
Interest-bearing receivables from associates	15	—	—
Deferred tax assets	9	2 935	4 170

Total other fixed assets		2 935	4 170

Total fixed assets		295 718	287 496

Current assets
Inventories	16	41 269	38 106
Trade accounts receivable	11	12 755	11 748
Other non-interest-bearing receivables		2 981	1 996
Prepaid expenses and accrued income	17	2 857	3 258
Cash and cash equivalents		4 294	7 323

Total current assets		64 156	62 431

Total assets		359 874	349 927

Pledged assets	21	262 143	251 380

STATEMENT OF FINANCIAL POSITION, GROUP

AMOUNTS IN SEK THOUSAND	NOTE	DEC. 31, 2015	DEC. 31, 2014
Equity and liabilities	11
Equity	18
Share capital		120 288	120 288
Other capital contributed		501 130	501 130
Reserves		-19 087	-8 471
Results brought forward		-392 829	-381 737
Equity pertaining to parent company shareholders		209 503	231 210
Non-controlling interests		—	-10 730

Total equity		209 503	220 480

Non-current liabilities
Interest-bearing liabilities	19	87 870	71 324
Deferred tax liabilities	9	16 394	14 321

Total non-current liabilities		104 264	85 645

Current liabilities
Interest-bearing liabilities	19	21 113	20 923
Trade accounts payable		9 101	8 092
Tax liabilities		—	83
Other non-interest-bearing liabilities		1 635	844
Accrued expenses and deferred income	20	14 258	13 860

Total current liabilities		46 107	43 802

Total equity and liabilities		359 874	349 927

Contingent liabilities for the group	22	—	—

STATEMENT OF CHANGES IN EQUITY, GROUP

AMOUNTS IN SEK THOUSAND	NOTE	SHARE CAPITAL	OTHER CONTRIBUTED CAPITALL	RESERVES 1)	RESULTS BROUGHT FORWARD	NON- CONTROLLING INTERESTS	TOTAL
Opening equity at January 1, 2014		120 288	501 130	-3 082	-393 637	-8 840	215 859
Dividend to non-controlling interests	23	—	—	—	-3 717	—	-3 717

Total transactions with owners		0	0	0	-3 717	0	-3 717

Total comprehensive income		—	—	-5 389	15 617	-1 890	8 338

Closing equity December 31, 2014		120 288	501 130	-8 471	-381 737	-10 730	220 480
Opening equity at January 1, 2015		120 288	501 130	-8 471	-381 737	-10 730	220 480
Transactions pertaining to non-controlling interests	23	—	—	-3 475	-26 225	10 730	-18 970

Total transactions with owners		0	0	-3 475	-26 225	10 730	-18 970

Total comprehensive income		—	—	-7 139	15 132	—	7 993

Closing equity December 31, 2015		120 288	501 130	-19 087	-392 829	—	209 503

1)	Reserves pertain to translation differences.

STATEMENT OF CASH FLOWS, GROUP

AMOUNTS IN SEK THOUSAND	2015	2014
Operating activities
Operating profit before financial items	24 168	22 890
Adjustments for items not included in the cash flow
Depreciation/amortization	4 130	2 450
Unrealized currency exchange gains/losses	-4 633	-6 282

	-503	-3 832

Interest received	124	19
Interest paid	-3 305	-3 031
Income tax paid	-1 565	-504

Cash flow from operating activities before changes in working capital	18 919	15 542

Cash flow from changes in working capital
Change in inventories	-3 053	-6 950
Change in operating receivables	-641	1 072
Change in operating liabilities	-528	802

Cash flow operating activities	14 697	10 466

Investing activities
Investments in tangible fixed assets	-1 257	-427
Investments in intangible fixed assets	-12 788	-2 808

Cash flow from investing activities	-14 045	-3 235

Financing activities
Acquisition of non-controlling interests	-10 000	—
Repayment of borrowings	-6 000	-6 000
Dividends to non-controlling interests	—	-3 717
Net change in bank overdraft	285	—
Proceeds from borrowings	12 000	—

Cash flow from financing activities	-3 715	-9 717

Cash flow from the year	-3 063	-2 486
Cash and cash equivalents at the start of the year	7 323	10 046
Exchange rate differences in cash and cash equivalents	34	-237

Cash and cash equivalents at the year-end	4 294	7 323

Cash and cash equivalents consist of bank deposits.

NOTES WITH ACCOUNTING PRINCIPLES

AND COMMENTS TO THE FINANCIAL

STATEMENTS

NOTE 1

ACCOUNTING AND VALUATION PRINCIPLES

General information

Allenex AB is a Swedish public stock corporation domicile in Stockholm. Allenex is listed on NASDAQ Stockholm. Allenex AB is a public liability company registered in Stockholm, Sweden. The company’s address is Box 12283, 102 27 Stockholm. Allenex is a life science company that markets and sells high quality products that facilitate safer transplantation of blood stem cells and organs on the global market.

Allenex products facilitate the matching of donors and recipients of blood stem cells and organs prior to transplantation. The company’s product portfolio includes both in-house developed products as well as products that are sold and distributed on behalf of other companies. Allenex products fall into two categories: tissue typing products and products for antibody detection.

Statement of compliance with applicable regulations

The consolidated financial statements were prepared in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standard Board (IASB).

New and amended accounting principles for the year

Presented below are new or future standards that are expected to have an effect on Allenex financial reports:

Amended and new accounting principles for the year

A number of new or amended accounting standards and interpretations are effective for the financial period beginning January 1, 2015. The IFRS rules that came into force for the fiscal year that began January 1, 2015 did not affect the consolidated financial statements

Future changes in accounting principles

A number of new or amended IFRS standards will take effect in the coming financial year and have not been applied in the preparation of these financial statements. There are no plans to apply new or amended principles with future application deadlines in advance. Below are the IFRS regulations that are expected to have an impact or could have an impact on the consolidated financial statements. Besides the IFRS rules described below, other new standards that were approved by IASB had no impact on the consolidated financial statements.

IFRS 9 will replace IAS 39 Financial Instruments: Recognition and Measurement. This regulates the classification and evaluation of financial assets and liabilities, the impairment of financial instruments and hedge accounting. The standard shall be applied from January 1, 2018. The Group has yet to evaluate the new standard but its preliminary assessment is that it will not have any material effect on the consolidated financial statements.

IFRS 15 Revenue from Contracts with Customers shall replace all previously issued standards and interpretations that manage revenue. IFRS 15 thus contains a comprehensive model for all revenue recognition. The idea behind the standard is that everything begins in a contract for the sale of a product or service, between two parties. Initially, a customer agreement shall be identified, which generates an asset for the vendor (rights, the promise of obtaining compensation) and a liability (commitment, a promise of transfer of goods/ services). According to the model, a revenue should thereafter be recognized and thereby demonstrated that the commitment to deliver the promised goods or services to the customer has been met. Furthermore, financial reporting will be impacted with a significant increase in disclosure requirements. The standard shall be applied from January 1, 2018. In 2016, work will begin to evaluate what impact the new standard will have on the Group’s earnings and financial position.

IFRS 16 replaces IAS 17 from January 1, 2019. An evaluation of the impact of the standard has not yet begun.

Amendments to IAS 38 clarifies that it is not permissible to base the amortization of intangible assets on expected revenues. Instead, the amortization should be based on some form of consumption. The amendments, which will apply from January 1, 2016, are expected to affect the company’s financial statements in the form of increased amortization expenses.

Amendments to IAS 16 and IAS 38: Clarification of Acceptable Methods of Depreciation and Amortization clarifies the principle in IAS 16 and IAS 38 that revenue reflects a pattern of economic benefits that are generated from operating a business (of which the asset is part) rather than the economic benefits that are consumed through use of the asset. As a result, a revenue-based method cannot be used to depreciate property, plant and equipment and may only be used in very limited circumstances to amortise intangible assets. The amendments are effective prospectively for annual periods beginning on or after 1 January 2016, with early adoption permitted. These amendments are not expected to have material impact on the group.

Consolidated accounts

The consolidated accounts include the parent company and its subsidiaries. A subsidiary is included in the consolidated financial statements from date of acquisition, when the parent company gains controlling influence over the company, and is included in the consolidated accounts until the day the controlling influence ceases. Normally, controlling influence constitutes 50 percent of the voting rights or more of a company, but can also be achieved by other means such as by agreement.

Subsidiaries acquired are reported in the consolidated accounts in accordance with the purchase method. The same applies to businesses acquired directly. The purchase price of a subsidiary encompasses the fair value of the assets transferred, liabilities incurred by the group to the former owners of the acquired company and the equity interests issued by the group. The consideration transferred also includes the fair value of all assets and liabilities that are the result of a contingent consideration agreement. The identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value on the acquisition date. Acquisition-related costs are expensed as incurred. If the amount of the total purchase price and the fair value of the non-controlling interest exceeds the fair value of the identifiable assets acquired and liabilities assumed the difference is recorded as goodwill.

All intercompany balances and transactions, income and expenses, profits and losses arising from transactions between companies included in the consolidated financial statements are eliminated in full.

Investments in associates and other holdings

An associated company is an entity in which Allenex exercises a significant influence. Allenex influence over an associated company is decided by the proportion of voting rights together with agreements with the owners (consortium agreements and shareholders’ agreements).

Allenex previous business of investing in various development companies met all the criteria of the concept of a venture capital organization. Since the changeover to IFRS on July 1, 2008, the company has reported associated companies outside the transplantation sector operations in accordance with IAS 39 Financial instruments: Recognition and measurements, which means that associated companies are reported at fair value and that changes in value are reported in the income statement as they occur. The earlier portfolio of shares in development companies has been gradually phased out and on December 31, 2015 the Group had no holdings in associated companies or companies in which Allenex neither has a controlling nor significant influence.

Recalculation of receivables and liabilities in foreign currencies

Functional currency and reporting currency

The companies in the group prepare their financial statements in the currency that is used in the financial environment in which they are primarily operative, known as the functional currency. The consolidated financial statements are prepared in Swedish kronor, which is the parent company’s functional currency and reporting currency.

Transactions in foreign currency

Transactions in foreign currency are translated to the group’s functional currency at the rate prevailing on the transaction date. On the balance sheet date, monetary receivables and liabilities stated in foreign currencies are translated at the rate prevailing on that date. All exchange rate differences are charged to the income statement. Exchange rate differences from operating items are reported in operating income as other operating income or other operating expenses, while the value of financial assets and liabilities are recorded as financial income or financial expense.

Financial reporting of foreign operations

All exchange rate differences arising from the translation of the consolidated entity’s results and financial position from its functional currency to the reporting currency are recognized in other comprehensive income and are collected in a separate component of equity.

Assets and liabilities in foreign operations are translated into Swedish kronor at the closing rate on the balance sheet date, while revenue and expense items are translated to an average rate for the year. In the case of disposal of the net investment in a foreign operation the translation differences attributable the net investment are reported in the income statement.

Revenues

Revenues are recognized at the fair value of the payment received, or the payment that will be received, for products sold within the regular operations of the group. Revenues are reported once delivery has been made to the customer in accordance with current terms and conditions of sale. Revenues are reported exclusive of value added tax and net after deduction of any discounts.

Government grants

Government grants are recognized at fair value when there is reasonable assurance that the grant will be received and the group will comply with the conditions attached to the aid. Government aid related expenses are deferred and recognized in the income statement over the periods in which the costs are intended to cover. Government aid related assets are included in non-current liabilities as deferred governmental aid and the income is distributed linearly over the relevant assets’ estimated useful lives.

Tangible and intangible assets with limited useful life

Tangible and intangible assets are reported at acquisition cost, less accumulated depreciation/amortization and any impairment write downs.

Development expenditure, including technology, is reported as an intangible asset only if the following criteria are satisfied: a well-defined development project with concrete plans as to how and when the asset will be used in operations must exist; it must be possible for expenses to be calculated reliably; and the asset must be considered likely to create future economic benefits. In addition, it must be considered technically feasible for the project to be completed, and the group must be considered to have the resources required for development to be brought to completion.

The historical cost of the intangible asset includes not only the cost of personnel and direct purchases, but also the share of indirect costs that may be attributed to the asset. Other development expenses are written off as incurred. Depreciation is reported from the date of product release and based on total estimated sales over the life of the product and sales reported to date.

Intangible assets with indefinite useful lives

Intangible assets with indefinite useful lives are reported at acquisition value less any accumulated impairments. In Allenex case these comprise goodwill and brand.

Impairment

Regular reviews of impairment indicators are performed during the year to determine whether there is any indication that assets have been impaired. If such indications exist, the recoverable value of the asset concerned is calculated. For goodwill and other intangible assets with indefinite useful lives, as well as intangible assets not ready for use, the recoverable value is normally calculated at least once a year. If it is not possible to assign essentially independent cash flows to a single asset, the assets are grouped at the lowest level where it is possible to identify essentially independent cash flows (a cash generating unit) when the impairment test is performed. An impairment loss is reported when the asset or cash-generating unit carrying amounts exceeds its recoverable value. Impairment is charged to the income statement. Impairment of assets pertaining to a cash-generating unit is primarily allocated to goodwill. Following this a proportional write-down is made of other assets that make up the unit.

Calculation of recoverable value

The recoverable value is the higher of net realizable value or the value in use. The value in use is the present value of future cash inflows, discounted by an interest rate based on risk-free interest, adjusted to reflect the risk associated with the particular asset. In the case of an asset that does not generate cash flows, the recoverable value is calculated for the cash-generating unit to which the asset belongs.

Reversal of impairment losses

Impairment losses are reversed if the subsequent increase in recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. Impairment losses on goodwill are not reversed. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that the asset would have had if no impairment loss had been recognized.

Inventories

Inventories are stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in normal conditions, less the costs incurred in completing the sale. Purchase value is calculated according to the first-in-first-out method.

Financial instruments

A financial instrument is recognized in the statement of financial position on the date on which the group under contract takes part of the contractual rights to the instrument’s cash flow. A financial asset is removed from the statement of financial position when the contractual rights to the cash flow ceases. A financial liability is removed from the statement of financial position only when it is extinguished.

Financial instruments recognized in the statement of financial position on the asset side include shares and participations valued at fair value, other financial investments, loan receivables, trade receivables, short-term investments, cash and derivatives. Financial liabilities include borrowings, trade payables and derivatives. Financial instruments are classified into different categories depending on the purpose of the financial instrument. The classification is determined at the time of acquisition.

When a financial asset or liability is reported for the first time it is valued at fair value plus, in the case of a financial asset or financial liability that is not categorized as financial assets or liabilities at fair value through the statement of comprehensive income, transaction costs that are directly attributable to the acquisition or issue of the financial asset or liability. Subsequent measurement is determined by how the instrument has been classified.

Financial assets at fair value through the income statement

According to IFRS 13, Fair Value Measurement, there are three levels of fair value depending on to what extent the fair value is based on observable data according to the following hierarchy:

Level 1: Quoted prices (unadjusted) on an active market for identical assets or liabilities. Level 2: An assessment based on directly (prices) or indirectly (derived from prices) observable market inputs other than those included in Level 1.

Level 3: Inputs for the asset or liability in question, not based on observable market data. If the financial instrument is quoted on an active market then the quoted price is used as the basis for fair value. If the market for a financial instrument is not active, the group uses other valuation techniques.

Loan and trade accounts receivable

Loan receivables and trade accounts receivable are financial assets with fixed payments, or payments for which amounts may be determined. These receivables are associated with the group’s deliveries of goods. If payment is expected within a year or less, they are classified as current assets, while loans with a maturity longer than one year are classified as non-current assets.

Loan receivables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less any provisions for impairment as assessed individually.

Financial liabilities at amortized cost

This category includes interest-bearing and non-interest bearing financial liabilities that are not held for resale.

The liabilities are accounted for at amortized cost. Non-current liabilities have a remaining term of one year or more, whereas liabilities with a shorter duration are accounted for as current liabilities. Trade accounts payable are classified as current liabilities if payment is due within one year or less. Trade accounts payable with maturities of over one year are recognized as non-current liabilities.

Trade accounts payable, interest-bearing liabilities and other financial liabilities not held for trading purposes are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Provisions

Provisions are reported in the balance sheet when the group has an obligation (legal or constructive) as a result of a past event and it is probable that an outflow of resources associated with economic benefits will be required to settle the obligation, and the amount may be estimated reliably. If the group anticipates receiving compensation corresponding to a provision that has been made, for example via an insurance agreement, the compensation is accounted for as an asset in the balance sheet but only when it is almost certain that the compensation will be received. If the effect of the time value of the future payment is believed to be significant, the value of the provision is determined by estimation of the present value of the expected future payment using a discount factor before tax reflecting the market’s current valuation of the time value and any risks associated with the obligation. The gradual increase of the amount of provision that this method entails is recognized as an interest expense in the income statement.

Employee benefits

For senior executives, there is a bonus related to the company’s sales and profits, as well as personal goals. The bonus will not exceed 20 percent of the fixed salary, with the exception of the CEO, where the ceiling is 50 percent.

Remuneration shall not be paid during the notice period. Besides this, there shall be no severance pay or similar. Allenex pension benefits comprise defined contribution plans, in which paid contributions are reported as an expense.

Lease agreements

Lease agreements in which essentially all risks and benefits associated with ownership do not accrue to the group are classified as operating leases. Lease charges for such agreements are accounted for as an expense in the income statement on a linear basis over the term of the agreement.

Allenex classifies all current lease agreements as operating leases.

Loan expenses

Loan expenses affect the income statement during the period to which they pertain. Any expenses incurred in connection with the raising of loans are distributed over the term of the loan on the basis of the liability reported.

Corporate income taxes

Taxes consists of current and deferred tax. Tax is recognized in the income statement except when the underlying transaction is reported in other comprehensive results or directly in equity. Current tax is that which is to be paid or recovered for the current year, using the tax rates enacted, or substantively enacted, by the balance sheet date. This includes any adjustments applied to current tax pertaining to prior periods.

Deferred tax is calculated according to the balance sheet method, in which deferred tax is calculated for all temporary differences identified on the balance sheet date, i.e. differences between the taxable values of the assets and liabilities on one hand and their reported values on the other. Deferred tax assets are also accounted for in the balance sheet in respect of unused tax losses carried forward.

However, a deferred tax liability is not reported in the balance sheet for taxable temporary differences relating to goodwill. In addition, deferred tax pertaining to investments in subsidiaries and associated companies is not reported due to the fact that capital gains on the shares are exempt under current tax laws.

Deferred tax assets are reported only to the extent that it is probable that future taxable profits will be available against which the temporary differences or unutilized tax losses carried forward can be utilized. The reported values of the deferred tax assets are reviewed at each balance sheet date and are reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilized.

Deferred tax assets and tax liabilities are calculated using the tax rates that are expected to apply during the period when the assets are realized or the liabilities settled, on the basis of the tax rate (and the tax legislation) in force, or substantively in force, on the balance sheet date. Accrued tax assets and tax liabilities are reported net in the balance sheet, provided that the tax will be paid in the net amount.

Statement of cash flows

The statement of cash flows presents information on inward and outward payment flows. The indirect method is used for current operations. Items classified as liquid funds comprise cash and bank deposits and current liquid investments in which the original term is less than three months.

Operating segments

Identification of reportable segments is based on the internal reporting provided to the chief operating decision maker, which at Allenex is the Board of Directors. In this internal reporting, the Group constitutes one segment.

IMPORTANT ESTIMATIONS AND ASSESSMENTS FOR ACCOUNTING PURPOSES

The group makes estimations and assumptions for the future, which may deviate from the actual result. The estimations and assumptions that may entail a risk for substantial adjustments in reported value are discussed below.

Impairment testing of goodwill and other intangible assets

Allenex performs regular impairment tests during the year to determine whether there is any indication that assets have been impaired. If such indications exist, the recoverable value of the asset concerned is calculated.

Goodwill, the brand, and capitalized development costs not taken into use are subject to annual impairment testing or when there is an indication of value depreciation. The recoverable amount is determined by the highest of value in use and fair value less selling costs. Some assumptions and estimations are used in these calculations. See note 12 for more information.

NOTE 2

INFORMATION ABOUT GEOGRAPHICAL AREAS

Net sales pertain to the sale of products in the transplantation sector. The distributor in Italy accounts for 15% (18%) of consolidated net sales.

	NET SALES		INTANGIBLE AND TANGIBLE ASSETS
	2015	2014	2015	2014
Sweden (Olerup SSP AB & AbSorber AB)	12 928	10 764	283 841	273 226
Europe and rest of the world (Olerup GmbH)	81 536	85 107	8 813	9 916
North and South America (Olerup Inc.)	40 084	29 345	129	184

	134 548	125 216	292 783	283 326

The basis of allocation is sales from the registered offices of companies in the group.

NOTE 3

OTHER REVENUES

	GROUP
	2015	2014
Freight revenues	2 446	2 198
Insurance compensation	385	1 405
EU grant *)	437	437
Other	213	169

	3 481	4 209

*)	In 2012, the EUROSTAM consortium was awarded an EU grant of EUR 2.6 million as part of the European Commission’s 7th Framework Programme (FP7). Within the framework of the EUROSTAM project, XM-ONE®, an endothelial cell specific crossmatch test developed by AbSorber, will be used. The total EU grant allocated to AbSorber was EUR 210 500. At the start of the project in December 2012, AbSorber received an installment of 55% (EUR 115 775) of the total EU grant. In 2014, the remaining 45% (EUR 94 725) of the EU grant was received, of which 50% was recognized as revenue in 2014 and the remaining 50% recognized as revenue in 2015. AbSorber AB is not bound by repayment requirements for amounts already paid.

NOTE 4

AUDITOR FEES

	GROUP
	2015	2014
Ernst & Young AB
Auditing	1 300	899
Auditing work beyond the annual scope	180	165
Tax consulting	100	65
Other services	250	235

	1 830	1 364

NOTE 5

LEASE EXPENSES FOR OPERATING LEASES

GROUP
	2015	2014
Lease expenses for the year	7 742	7 447
Contracted lease expenses payable Within a year	7 462	7 418
Between one and five years	24 274	26 222
Longer than five years	—	5 092

	31 736	38 732

Significant lease contracts

Lease contracts for premises

The contract runs through Dec. 31, 2020. The rent calculation is based on the consumer price index.

NOTE 6

EMPLOYEES, PERSONNEL COSTS AND FEES PAID TO BOARD MEMBERS

GROUP
	2015	2014
Salary and other remunerations:
Board, CEO and other Senior Executives	8 778	9 745
Other employees	26 641	23 818

	35 419	33 563

Social security payments:
Pension expenses for the Board, CEO and other Senior Executives	1 655	1 613
Pension expenses for other employees	1 618	1 297
Social security contributions by law and agreement	8 798	8 722

	12 071	11 632

	47 490	45 195

Principles for remuneration for Executive Management

At the annual general meeting on May 20, 2015 it was resolved to pay fees of SEK 350 thousand (350) to the Chairman and SEK 200 thousand (200) to each of the other Board Members who are not employees of the company.

Remuneration to the CEO and other Senior Executives comprises an established cost framework consisting of a basic salary, pension contributions and other benefits such as a car. Remuneration may also, at the discretion of the Board, be accompanied by a variable component and consist of a bonus. Allenex seeks to offer total remuneration in line with the market practice to be able to attract and retain senior executives. Remuneration to the CEO and other senior executives consists of a basic salary, a pension and other benefits such as a company car. After a decision from the Board remuneration may be supplemented with variable portion consisting of a bonus. In 2015, the bonus system was based on the company’s sales and profit as well as personal goals related thereto. Bonuses may not exceed 20% of base salary, except in the case of the CEO, where the ceiling is 50%. The company’s pension policy for senior executives is to offer pensions that are in line with market practice, and that are based on defined-contribution plans or follow national pension plans. The retirement age is 65. In order to encourage employees to share a long-term strategic vision with shareholders, remuneration, in addition to salary, pension and other compensation, may also consist of incentives in the form of share-related instruments. In the event of termination of employment by the company, the CEO has a term of notice of 12 months and six months if the termination is from the CEO’s side. The term of notice varies for other senior executives, but does not exceed six months. During the term of notice, remuneration is paid according to the employee’s employment contract. Apart from this, no severance pay or similar is applicable. The Board of Directors has the right to deviate from the above guidelines if there are justifiable reasons in an individual case.

Allenex has not granted any loans, guarantees or security to the benefit of Board Members or Senior Executives. Aside from the above information and the information included in note 10, “Transactions with affiliated parties,” Allenex has not entered into agreements with any Board Members or Senior Executives. None of these persons have, directly or indirectly, through affiliated companies or through closely related family members, been involved in business transactions with Allenex other than is described in the section “Transactions with affiliated parties,” note 10.

Terms of notice and severance pay

The term of notice for the CEO is 12 months if the termination is on the part of the company and 6 months if on the part of the CEO. The term of notice for other Senior Executives is 3–6 months if on the part of the company and 3–6 months if on the part of the employee. During the term of notice, compensation is paid according to the employee’s contract of employment. Apart from the terms listed above, no severance pay or similar is applicable.

SALARY AND OTHER REMUNERATION TO THE BOARD AND OTHER SENIOR EXECUTIVES, GROUP

	BASIC SALARY/BOARD FEES	VARIABLE SALARY	PENSION COSTS	OTHER REMUNERATION	TOTAL
Remuneration and other benefits in 2015
CEO	1 980	190	492	81	2 743
Other Senior Executives (6 persons)	5 190	152	1 163	35	6 540
	7 170	342	1 655	116	9 283
Board	1 150	—	—	—	1 150

	8 320	342	1 655	116	10 433

	BASIC SALARY/BOARD FEES	VARIABLE SALARY	PENSION COSTS	OTHER REMUNERATION	TOTAL
Remuneration and other benefits in 2014
CEO	1 946	236	498	92	2 772
Other Senior Executives (6 persons)	6 041	237	1 115	43	7 436

	7 987	473	1 613	135	10 208

Board	1 150	—	—	—	1 150
	9 137	473	1 613	135	11 358

1)	Remuneration to the Chairman for the period until the next AGM is SEK 350 thousand. Remuneration to other directors amounts to SEK 200 thousand for period to the next AGM.

NOTE 7

FINANCIAL INCOME

	GROUP
	2015	2014
Dividends from group companies receivables	—	—
Interest income from group companies	—	—
Interest income credit institutions	4	19
Exchange rate gains/losses	736	3 435
Other financial income	120	—

	860	3 454

NOTE 8

FINANCIAL EXPENSES

	GROUP
	2015	2014
Interest expenses 1)	-4 756	-5 156
Currency exchange losses	—	—
Other financial expenses	-1 345	-818

	-6 101	-5 974

1)	Of the reported interest expenses SEK 2 238 thousand (SEK 2 857 thousand) pertains to interest on bank loans, SEK 2 000 thousand (SEK 2 000 thousand) relates to interest on shareholder loans and SEK 345 thousand (0) to interest to SSP Primers AB. See Note 19.

NOTE 9

TAXES

	GROUP
	2015	2014
Current tax	-487	-1 400
Change in deferred tax	-3 308	-3 782
	-3 795	-5 182

The differences between reported tax expenses and tax expenses based on applicable tax rates comprise the following components:

	GROUP
	2015	2014
Reported results before tax	18 927	20 370
Tax according to applicable rates	-4 164	-4 481
Effect of other taxes for foreign entities	-167	-299
Effect of non-deductible expenses	-82	-66
Effect of non-taxable income	—	—
Deficit for which deferred tax has not previously been reported	157	-737
Utilized loss for which deferred tax has previously not been recognized	461	401

Reported tax expenses	-3 795	-5 182

The applicable tax rate for Allenex is 22% (22%).

GROUP
	2015	2014
Deferred tax assets
Loss carryforwards	1 875	2 840
Internal profit, stocks	1 060	1 330
Deferred tax liability
Intangible assets	16 394	14 321

Net	-13 459	-10 151

NOTE 10

TRANSACTIONS WITH RELATED PARTIES

Board Member Gunnar Mattsson is partner in Advokatfirman Lindahl, a company that provides legal services on a regular basis to Allenex and some of the subsidiaries at rates that are in line with market practice. In 2015, Advokatfirman Lindahl invoiced Allenex SEK 1 185 thousand (SEK 874 thousand), of which SEK 501 thousand made up a trade accounts payable on the balance sheet date.

In 2015, Sven-Olof Johansson, through his company FastPartner AB, received SEK 0 thousand (0) in interest for a loan as well as SEK 2 115 thousand (SEK 1 325 thousand) in accrued interest. Loans from FastPartner AB on the balance sheet date amounted to SEK 11 400 thousand.

In 2015, Mohammed Al Almoudi, received SEK 0 thousand (0) in interest for a loan and SEK 2 385 thousand (SEK 1 325 thousand) in accrued interest. Loans from Mohammed Al Almoudi amounted to SEK 10 600 thousand on the balance sheet date. See note 19.

For salaries and remunerations see note 6.

TRANSACTIONS BETWEEN ALLENEX AND SUBSIDIARIES 2015

	OLERUP SSP AB	HLA INTRES- SENTER AB	OLERUP INTER- NATIONAL AB	ABSORBER AB	OLERUP INC
Revenues	2 400	—	1 269	240	440
Expenses	—	—	—	—	—
Receivables	900	162 418	450	—	9 400
Liabilities	24 039	—	475	35 568	—

TRANSACTIONS BETWEEN ALLENEX AND SUBSIDIARIES 2014

	OLERUP SSP AB	HLA INTRES- SENTER AB	OLERUP INTER- NATIONAL AB	ABSORBER AB	OLERUP INC
Revenues	2 400	—	1 269	240	240
Expenses	—	—	—	—	—
Receivables	29 476	101 982	250	—	4 960
Liabilities	—	—	500	25 589	—

Guarantees, see contingent liabilities note 22.

NOTE 11

INFORMATION ON FINANCIAL INSTRUMENTS

FINANCIAL RISK

The group’s operations are exposed to various types of financial risks.

The group’s financing activities and financial risk management are carried out in accordance with a financial policy established by the Board of Directors. The policy provides guidance on how financing operations and financial risk management should be handled at Allenex. According to the policy, financial operations are managed in such a way to limit financial risks and that any financial transactions should support current operations and not be speculative. The finance function is managed centrally by the parent company.

Currency risk

The Group has significant exposure to exchange rate changes. This occurs because most of the revenues are in Euros and USA dollars, while costs are largely in SEK. A sensitivity analysis shows that a general change in the price of SEK against EUR and USD by one percentage point affects the group’s operating results by SEK 2.1 million, with the current sales focus and cost structure. The Group does not conduct hedging. The Group has no significant external receivables or liabilities in foreign currencies on the balance sheet date. However, between the companies in the group there are receivables and liabilities in various currencies involving exposure to exchange rate changes.

Financing and liquidity risk

Financing risk is the risk that the cost of securing new loans will be higher and that financing options will be limited in the refinancing of maturing loans. The acquisition of subsidiaries was financed by bank loans.

Liquidity risk is the risk that sufficient cash and cash equivalents may be lacking for planned activities and that difficulties may arise in securing or refinancing external loans. The group actively monitors cash flow and updates forecasts of expected liquidity developments. This allows the company to take appropriate action in time. The current assessment, based on currently known facts, is that the group has sufficient liquidity to operate according to current plans. There is a risk that market conditions and sales may perform negatively, which in turn will negatively impact the group’s capacity to secure ongoing financing. The bank loan that matures on June 30, 2018 includes special covenants tying key figures to results and leverage that must be met to prevent the loan from falling due. There is a risk that the group’s capacity to refinance maturing loans may be impacted negatively, in part by the group’s performance and in part by the general state of the financial markets. Allenex invests its surplus cash in liquid assets with low credit risk.

Credit risk

Credit risk is the risk that an Allenex counterparty cannot meet their payment obligations. The group’s customer relationships are stable and long-term, with historically low credit losses. Credit risk is currently assessed as low, but a change in a negative direction may affect the company’s results and financial position. Ascertained credit losses amount to SEK 0 thousand (SEK 0 thousand). Credit assessment of new customers is carried out.

Interest rate risk

Part of the financing has been raised at variable interest rates, which is why rising interest rates lead to lower returns for the company, which in turn affects the company’s results and financial position. A sensitivity analysis shows that a change in interest rates on loans at variable rates by one percentage point affects the group’s pre-tax profit by SEK 1.0 million (SEK 0.7 million).

CLASSIFICATION AND CATEGORIZATION OF ASSETS AND LIABILITIES 2015

	LOAN RECEIVABLES/ TRADE ACCOUNTS RECEIVABLE	TOTAL FINANCIAL ASSETS	NON FINANCIAL ASSETS	TOTAL
Assets
Intangible assets	—	—	289 302	289 302
Tangible assets	—	—	3 481	3 481
Participations in associates and other holdings	—	—	—	—
Deferred tax assets	—	—	2 935	2 935
Inventories	—	—	41 269	41 269
Trade accounts receivable	12 755	12 755	—	12 755
Other non-interest-bearing receivables	—	—	2 981	2 981
Prepaid expenses and accrued income	—	—	2 857	2 857
Cash and cash equivalents	4 294	4 294	—	4 294

	17 049	17 049	342 825	359 874

	FINANCIAL LIABILITIES AT AMORTIZED COST	NON FINANCIAL ASSETS	TOTAL
Equity and liabilities
Equity	—	209 503	209 503
Non-current interest-bearing liabilities	87 870	—	87 870
Deferred tax liabilities	—	16 394	16 394
Current interest-bearing liabilities	21 113	—	21 113
Trade accounts payable	9 101	—	9 101
Tax liabilities	—	—	—

Other non-interest-bearing liabilities	—	1 635	1 635
Accrued expenses and deferred income	6 850	7 408	14 258

	124 934	234 940	359 874

Fair valuation contains a valuation hierarchy regarding inputs to the valuations. The three levels are:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the company has access at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1, which is directly or indirectly observable for the asset or liability. It may also refer to inputs other than quoted prices that are observable for the asset or liability, such as interest rates, yield curves, volatility and multiples.

Level 3: Non-observable inputs for the asset or liability. At this level, all information on market participant assumptions when pricing the asset or liability should be taken into account, including risk assumptions.

For all the above items, with the exception of borrowings, the carrying value approximates the fair value, as these items are not divided into levels according to the valuation hierarchy.

The fair value of borrowings belongs to Level 2. As loans from credit institutions have variable interest rates and loans from shareholders are at fixed interest rates that are substantially deemed equivalent to current market rates, the book value of loans is deemed to substantially correspond to the fair value.

NOTE 11 CONT

CLASSIFICATION AND CATEGORIZATION OF ASSETS AND LIABILITIES 2014

	LOAN RECEIVABLES/ TRADE	TOTAL FINANCIAL ASSETS	NON FINANCIAL ASSETS	TOTAL
Assets
Intangible assets	—	—	280 048	280 048
Tangible assets	—	—	3 278	3 278
Participations in associates and other holdings	—	—	—	—
Deferred tax assets	—	—	4 170	4 170
Inventories	—	—	38 106	38 106
Trade accounts receivable	11 748	11 748	—	11 748
Other non-interest-bearing receivables	—	—	1 996	1 996
Prepaid expenses and accrued income	—	—	3 258	3 258

Cash and cash equivalents	7 323	7 323	—	7 323

	19 071	19 071	330 856	349 927

	FINANCIAL LIABILITIES AT AMORTIZED	NON FINANCIAL ASSETS	TOTAL
Equity and liabilities
Equity	—	220 480	220 480
Non-current interest-bearing liabilities	71 324	—	71 324
Deferred tax liabilities	—	14 321	14 321
Current interest-bearing liabilities	20 923	—	20 923
Trade accounts payable	8 092	—	8 092
Tax liabilities	—	83	83
Other non-interest-bearing liabilities	—	844	844
Accrued expenses and deferred income	6 622	7 238	13 860

	106 961	242 966	349 927

For all the above items, with the exception of borrowings, the carrying value approximates the fair value, as these items are not divided into levels according to the valuation hierarchy.

The fair value of borrowings for disclosure purposes is based on the future cash flows of principal and interest, discounted at current market rates on the balance sheet date, i.e. Level 2 of the valuation hierarchy. As loans from credit institutions have variable interest rates and loans from shareholders are at fixed interest rates that are substantially deemed equivalent to current market rates the book value of loans is deemed to substantially correspond to the fair value.

OTHER TRADE ACCOUNTS RECEIVABLES

GROUP
	DEC 31, 2015 1)	DEC 31, 2014
Trade accounts receivable, external	12 755	11 748

	12 755	11 748

The trade accounts receivables are deemed to be of high quality.

TIME ANALYSIS OF RECEIVABLES THAT ARE DUE BUT NOT IMPARIED

	GROUP
	2015	2014
0–30 days	2 023	601
31–60 days	684	1 063
> 60 days	19	281

Total	2 726	1 945

PROVISIONS FOR DOUBTFUL ACCOUNTS

GROUP

	2015	2014
Provisions at the start of the year	—	—
Provisions for probable losses	—	—
Reversal of earlier provisions	—	—

Provisions at the year-end	—	—

NOTE 12

INTANGIBLE ASSETS

	GOODWILL	CUSTOMER RELATIONS	TECHNOLOGY	BRAND	CAPITALIZED DEVELOPMENT COSTS	TOTAL INTANGIBLE ASSETS
Dec. 31, 2015
Opening acquisition value	215 272	4 072	104 705	31 392	2 808	358 249
Translation differences	-310	-172	—	—	—	-482
Additions for the year	—	—	—	—	12 788	12 788

Closing accumulated acquisition value	214 962	3 900	104 705	31 392	15 596	370 555
Opening amortization and impairment	—	-2 050	-76 151	—	—	-78 201
Amortization for the year	—	-572	-2 480	—	—	-3 052
Closing accumulated amortization	—	-2 622	-78 631	—	—	-81 253

Closing balance	214 962	1 278	26 074	31 392	15 596	289 302
Useful life	Indefinite	7 years straight line	15 years in pace with sales	Indefinite	Under development

Technology refers to the value of the development of AbSorber’s XM-ONE® product. Amortization is done over a period of 15 years, in pace with sales. From 2016, amortization is written down on a straight-line basis over the remaining useful life. Brand refers to the value of the Olerup SSP brand. The brand is fully-owned by the company. The company sees no limitation in its useful life and life span, which is considered infinite. SEK 3.8 million (SEK 6.1 million) research and development costs for the year was expensed.

Impairment

Intangible assets with an indefinite useful life pertain to goodwill and brand and concern the entities Olerup SSP AB, AbSorber AB with holdings in Olerup Inc. and Olerup International AB, with the subsidiary Olerup GmbH. The operations of these entities, as in previous years, make up one cash-generating unit. This is based on that the companies target the same customer groups, have joint marketing and sales with shared product programs, shared production, and shared functions for quality assurance, regulatory affairs and financial administration. In addition to this there are capitalized development costs related to the new product QTYPE®, which are not yet utilized.

Goodwill and intangible assets are subject to annual impairment testing or testing on the indication of a decrease in value. The recoverable amount is determined as the higher of value in use and fair value less selling costs. In 2015, impairment testing of goodwill and brand, the recoverable value was determined based on fair value less selling costs. CareDx Inc has submitted a binding offer to acquire all the shares in Allenex, corresponding to an enterprise value of approximately SEK 300 million. Impairment testing of goodwill and brand per Dec 31, 2015 show that the recoverable value, based on the fair value less selling costs, exceeded the Company’s carrying value and therefore no impairment loss been recognized.

Capitalized development costs amount to SEK 15.6 million and have not yet been put into use. The recoverable amount is determined as the higher of value in use and fair value less selling costs. In the impairment testing of capitalized development expenses of 2015, the recoverable amount is based on a calculation of value. The calculation was based on management’s assessment of the estimated cash flows of the asset during the period until the end of 2020. Forecasts include, among other things, assumptions about product launches, price trends, sales volumes, competitive products and cost developments. Cash flow beyond 2020 has been extrapolated using estimated growth rates, which are set at 2%. In calculating the value of value in use, the average cost of capital (WACC before tax) is adopted at 20% . The impairment test of intangible assets, shows that the recoverable amount exceeds its carrying amount and thus no further impairment has been reported. No reasonable changes in the assumptions and estimates would lead to impairment.

	GOODWILL	CUSTOMER RELA- TIONS	TECHNOLOGY	BRAND	CAPITALIZED DEVELOPMENT COSTS	TOTAL INTANGIBLE ASSETS
Dec. 31, 2014
Opening acquisition value	214 806	3 880	104 705	31 392	—	354 783
Translation differences	466	192	—	—	—	658
Provisions for the year	—	—	—	—	2 808	2 808
Closing accumulated acquisition value	215 272	4 072	104 705	31 392	2 808	358 249
Opening depreciation/amortization	—	-1 478	-75 251	—	—	-76 729
Depreciation/amortization and impairment for the year	—	-572	-900	—	—	-1 472

Closing accumulated depreciation/ amortization	—	-2 050	-76 151	—	—	-78 201

Closing balance	215 272	2 022	28 554	31 392	2 808	280 048

Impairment

The operations of these entities, as in previous years, make up one cash-generating unit. This is based on that the companies target the same customer groups, have joint marketing and sales with shared product programs, shared production, and shared functions for quality assurance, regulatory affairs and financial administration. The impairment assessment has therefore been made on the basis of the total segment’s recoverable amount. The recoverable amount of the total operating segment based on value in use. The calculation of this is based on estimated cash flows of the operating segment based on assessments made by management covering the period until the end of 2019. Management’s estimates of future cash flows are based on the measures implemented in recent years and are based on experiences and expectations regarding market developments.

Forecasts include, among other things, assumptions about product launches, price trends, sales volumes, competitive products and cost developments. Cash flow beyond 2019 has been extrapolated using estimated growth rates, which are set at 2%. In calculating the value of value in use, the average cost of capital (WACC before tax) is adopted at 12% . The impairment test of intangible assets, shows that the recoverable amount exceeds its carrying amount and thus no further impairment has been reported. No reasonable changes in the assumptions and estimates would lead to impairment.

NOTE 13

TANGIBLE FIXED ASSETS

	EQUIPMENT	MACHINERY AND OTHER TECHNICAL FACILITIES	LEASEHOLD IMPROVEMENT	TOTAL TANGIBLE FIXED ASSETS
Group Dec. 31, 2015
Opening acquisition value	5 696	2 469	3 432	11 597
Translation differences	-1	—	—	-1
Purchases	194	1 064	—	1 258
Divestment/disposal	-516	-192	—	-708

Closing accumulated acquisition value	5 373	3 341	3 432	12 146
Opening depreciation	-5 041	-1 961	-1 317	-8 319
Translation differences	24	—	—	24
Divestment/disposal	516	192	—	708
Depreciation for the year	-407	-318	-353	-1 078

Closing accumulated depreciation	-4 908	-2 087	-1 670	-8 665

Closing balance	465	1 254	1 762	3 481

	EQUIPMENT	MACHINERY AND OTHER TECHNICAL FACILITIES	LEASEHOLD IMPROVEMENT	TOTAL TANGIBLE FIXED ASSETS
Group Dec. 31, 2014
Opening acquisition value	5 214	2 298	3 432	10 944
Translation differences	209	—	—	209
Purchases	273	171	—	444

Closing accumulated acquisition value	5 696	2 469	3 432	11 597
Opening depreciation	-4 472	-1 727	-964	-7 163
Translation differences	-178	—	—	-178
Depreciation for the year	-391	-234	-353	-978

Closing accumulated depreciation	5 041	-1 961	-1 317	-8 319

Closing balance	655	508	2 115	3 278

NOTE 14

PARTICIPATIONS IN ASSOCIATES AND OTHER HOLDINGS DEC. 31, 2015

	CORP. REG. NO.	DOMICILE	ALLENEX SHARE OF CAPITAL-/VOTE	NUMBER OF SHARES	BOOK VALUE
Associated companies
ONCOlog Medical QA AB	556572-6915	Uppsala	—	—	—

Total book value in the parent company					—
Participations in associates and other holdings
Opening balance Jan 1, 2015					—
Divested during the year					—
Closing balance Dec. 31, 2015					—

The bankruptcy of ONCOlog Medical QA AB was concluded in 2015.

PARTICIPATIONS IN ASSOCIATES AND OTHER HOLDINGS DEC. 31, 2014

	CORP. REG. NO.	DOMICILE	ALLENEX SHARE OF CAPITAL-/VOTE	NUMBER OF SHARES	BOOK VALUE

Associated companies
ONCOlog Medical QA AB	556572-6915	Uppsala	20.3%	140 648	—

Total book value in the parent company					—
Participations in associates and other holdings
Opening balance Jan 1, 2014					—
Divested during the year					—
Closing balance Dec. 31, 2014					—

ONCOlog Medical AB was declared bankrupt in May 2013. The bankruptcy was concluded in 2015 and has had no impact on results.

NOTE 15

INTEREST-BEARING RECEIVABLES OF

ASSOCIATES

CONVERTIBLE DEBENTURE AT ASSOCIATES
	DEC 31, 2015	DEC 31, 2014
Opening balance 1)	—	3 000
Divested companies/liquidations	—	-3 000

Closing balance	—	—
Opening impairment	—	-3 000
Divested companies/liquidations	—	3 000
Closing accumulated impairments	—	—

Closing balance	—	—

1)	SEK 3 000 thousand pertains to BioResonator AB whose bankruptcy was concluded in 2014.

NOTE 16

INVENTORIES

	DEC. 31, 2015	DEC. 31, 2014
The inventory breakdown is as follows:
Raw materials and consumables	4 741	5 858
Finished goods and goods for sale	36 528	32 248

	41 269	38 106

Inventories are valued at cost in their entirety.

NOTE 17

PREPAID EXPENSES AND ACCRUED INCOME

	DEC. 31, 2015	DEC. 31, 2014
Accrued income group companies	—	—
Lease expenses (rent of premises)	1 472	1 516
Insurance	162	426
Licenses	594	557
Other	629	759

	2 857	3 258

NOTE 18

EQUITY

SHARE CAPITAL	NUMBER OF SHARES	TOTAL SHARE CAPITAL 1)
Jan 1, 2015	120 288 448	120 288 448

Dec. 31, 2015	120 288 448	120 288 448
Jan 1, 2014	120 288 448	120 288 448

Dec. 31, 2014	120 288 448	120 288 448

1)	The company has one series of shares entitling the owner to one vote per share. The shares have a quota value of SEK 1 per share. All shares are fully paid.

Capital

Allenex capital is made up of shareholders’ equity. Changes in managed shareholders’ equity are shown in “Consolidated statement of changes in equity”.

Allenex financial objectives are to increase consolidated sales in one business cycle by an average of at least 10 percent per year, with an EBIT operating margin that exceeds 20 percent. The company aims to achieve these financial objectives by being a leading global player in the transplantation diagnostics sector, with a focus on growth and profitability. In order to achieve this overall objective, the Group’s capital management, amongst other things, aims to ensure that it meets financial covenants attached to the interest-bearing loans and borrowings that define capital structure requirements. Breaches in meeting the financial covenants would permit the bank to immediately call loans and borrowings. There have been no breaches of the financial covenants of any interest bearing loans and borrowing in the current period or during the years ended 31 December 2015 and 2014.

See note 19 for details concerning the group’s external loan conditions.

NOTE 19

INTEREST-BEARING LIABILITIES

2015	IN 1 MONTH	1-3 MONTHS	3-12 MONTHS	1-2 YEARS	TOTAL
Repayment
Liabilities to credit institutions	—	3 000	9 000	56 000	68 000
Liabilities to shareholders	—	—	—	22 000	22 000
Liabilities to others	—	4 000	—	10 000	14 000

Total repayment	—	7 000	9 000	88 000	104 000

The loan runs until June 30, 2018.

2015	IN 1 MONTH	1-3 MONTHS	3-12 MONTHS	1-2 YEARS	TOTAL
Interest
Liabilities to credit institutions	—	503	1 373	803	2 679
Liabilities to shareholders	—	550	1 650	1 100	3 300
Debt to others	—	95	225	175	495

Total interest	—	1 148	3 248	2 078	6 474

LENDER 2015	BORROWINGS	CONDITIONS
Non-current liabilities
Mohammed Al Almoudi 1)	10 600	10%
FastPartner AB 1)	11 400	10%
SSP Primers AB 2)	10 000	3%
Danske Bank 3)	56 000	Stibor 3 months + 3.0%
Capitalized borrowing costs	-130

Total non-current liabilities	87 870
Current liabilities
Danske Bank 3)	12 000	Stibor 3 months + 3.0%
SSP Primers AB 2)	4 000	3%
Danske Bank overdraft 4)	5 208	Danskebas UT + 1.65%
Capitalized borrowing costs	-95

Total current liabilities	21 113

1)	Loans from Mohammed Al Almoudi and FastPartner AB are subordinated. In 2015, no interest was paid. Amortization of shareholder loans and payment of interest can be made only after certain requirements for working capital. In 2015, no amortization was made.
2)	Loan from SSP Primers AB amortized by SEK 4 000 thousand in 2016, SEK 5 000 thousand in 2017 and SEK 5 000 thousand in 2018. Interest runs at 3 percentage points and is paid out in conjunction with amortization.
3)	The bank loan runs with a basic STIBOR 3-month rate with a margin, which is conditional on the fulfillment of certain criteria, currently 3.0 percentage points. The bank loan agreement contains customary provisions or covenants concerning the fulfillment of key indicators tied to earnings and debt levels. The loan is amortized over its lifetime through June 30, 2018. After the end of the financial year, upon agreement with the bank, amortization for 2016 was changed from SEK 3 000 thousand to SEK 1 500 thousand per quarter.
4)	During the year, the overdraft facility was increased from SEK 5 000 thousand to SEK 8 000 thousand. Of SEK 8 000 thousand, SEK 2 792 thousand was unused at Dec. 31, 2015.

2014	IN 1 MONTH	1-3 MONTHS	3-12 MONTHS	1-2 YEARS	TOTAL
Repayment
Liabilities to credit institutions	—	3 000	9 000	52 000	64 000
Liabilities to shareholders	—	—	—	20 000	20 000
Liabilities to others	—	—	—	—	—

Total repayment	—	3 000	9 000	72 000	84 000

2014	IN 1 MONTH	1-3 MONTHS	3-12 MONTHS	1-2 YEARS	TOTAL
Interest
Liabilities to credit institutions	—	630	1 830	1 070	3 530
Liabilities to shareholders	—	—	—	3 000	3 000
Debt to others	—	—	—	—	—

Total interest	—	630	1 830	4 070	6 530

LENDER 2014	BORROWINGS	CONDITIONS
Non-current liabilities
Mohammed Al Almoudi 1)	10 600	10%
FastPartner AB 1)	9 400	10%
Danske Bank 2)	52 000	Stibor 3 months + 3.4%
Capitalized borrowing costs	-676

Total non-current liabilities	71 324
Current liabilities
Danske Bank 2)	12,000	Stibor 3 months + 3.4%
SSP Primers AB	4,000	6%
Danske Bank overdraft 3)	4,923	Danskebas UT + 1.65%

Total current liabilities	20,923

1)	The loan from Mohammed Al Almoudi and FastPartner AB is subordinated. No interest was paid in 2014. Amortization of the shareholder loan can be made only after certain working capital requirements have been met. In 2014, no amortization was made.
2)	The bank loan runs with a basic STIBOR 3-month rate with a margin, which is conditional on the fulfillment of certain criteria, currently 3.4 percentage points. The bank loan agreement contains customary provisions or covenants concerning the fulfillment of key indicators tied to earnings and debt levels. The loan is amortized over its lifetime through June 30, 2016. After the end of the financial year, amortization for 2015 was changed from SEK 3,000 thousand to SEK 1,500 per quarter through an agreement with the bank.
3)	The bank overdraft totals SEK 5,000 thousand, with SEK 77 thousand unused at Dec. 31, 2014.

NOTE 20

ACCRUED EXPENSES AND DEFERRED INCOME

	DEC. 31, 2015	DEC. 31, 2014
Employee-related liabilities	6 348	6 143
Accrued Board fees incl. social security cont.	1 060	1 095
Deferred income	—	—
Other	6 850	6 622

	14 258	13 860

NOTE 21

PLEDGED ASSETS

	DEC. 31, 2015	DEC. 31, 2014
Shares in associates	—	—
Shares in subsidiaries 1)	262 143	251 380

	262 143	251 380

1)	Shares in Olerup SSP AB and AbSorber AB are pledged as security for HLA Intressenter’s loan from Danske Bank for SEK 68.0 million. AbSorber AB and its subsidiaries are included at SEK 42 022 thousand (SEK 43 024 thousand) and Olerup SSP at SEK 220 122 thousand (SEK 208 356 thousand) in the note above.

NOTE 22

CONTINGENT LIABILITIES

	DEC. 31, 2015		DEC. 31, 2014
	GUARANTEE	PERTAINS TO	GUARANTEE	PERTAINS TO
Benefitting Olerup SSP AB	8 000	Overdraft	—
Benefitting Olerup International AB	—		5 000	Overdraft
Benefitting HLA Intressenter AB	68 000	Bank loan	64 000	Bank loan

Total	76 000		69 000

NOTE 23

TRANSACTIONS WITH NON-CONTROLLING INTERESTS

In 2014, cash dividend of SEK 3.7 million was paid to non-controlling interests as management made a group contribution in 2013.

On February 25, 2015, Allenex acquired 9.0 percent of Olerup SSP AB, 1.9 percent of Absorber AB, 25.0 percent of Olerup International AB as well as 50.0 percent of Olerup Inc. USA. Under the terms of the agreement, SSP Primers AB has waived any further claims on Allenex and the other companies in the group, regarding accrued interest, among other things. 2014 profit in Olerup SSP AB and Olerup International AB was transferred to Allenex in full. The purchase price for the acquisition of shares amounted to SEK 20.0 million and was financed by loans provided by the group’s main bank and payment to SSP Primers AB in three installments of SEK 4.0 million (February 2016), SEK 5.0 million (February 2017) and SEK 5.0 million (February 2018). A fixed interest rate of 3 percent paid annually in arrears will be charged on the outstanding amount.

NOTE 24

SHARES IN SUBSIDIARIES DEC. 31, 2015

	2015	2014
Holdings in subsidiaries
Parent company
Accumulated acquisition costs
At the start of the year	174 110	174 110
Acquisition of non-controlling interests	20 000	—

Closing balance December 31, 2015	194 110	174 110
Accumulated impairment
At the start of the year	-116 732	-116 732
Closing balance December 31, 2015	-116 732	-116 732

Carrying amount December 31, 2015	77 378	57 378

Parent company’s direct holdings of shares in subsidiaries

Company name	Corporate registration number	Domicile	Share of capital/ vote	Number of shares	Book value
HLA Intressenter AB	556760-4672	Stockholm	100.00%	100 000	12 100
AbSorber AB	556570-7980	Stockholm	100.00%	514 235	30 000
Olerup International AB	556780-5873	Stockholm	100.00%	100 000	19 278
Olerup SSP AB	555650-7257	Stockholm	9.00%	135	16 000
Olerup Inc.		West Chester, PA,USA	50.00%		—

					77 378

Parent company’s indirect holdings of shares in subsidiaries
Company name	Corporate registration number	Domicile	Share of capital/ vote	Number of shares	Book value
Olerup SSP AB	555650-7257	Stockholm	91.00%	1 365	—
Olerup Inc.		West Chester, PA,USA	50.00%		—
Olerup GmbH		Vienna, Austria	100.00%		—

NOTE 25

SIGNIFICANT EVENTS AFER THE YEAR-END

Public takeover

On April 14, 2016, CareDx, Inc., a US-based diagnostic company listed in NASDAQ Global Market exchange, acquired 118 207 862 shares, representing 98.3 percent of the total outstanding shares of the Company. Under the terms of the Conditional Share Purchase Agreements entered into on December 16, 2015, as amended and the tender offer prospectus dated March 7, 2016, and as a result of the tender offer, the purchase consideration is expected to total approximately SEK 300 million (US$35.0 million) consisting of SEK 238.4 million (US$27.8 million) of cash, of which approximately SEK 53.1 million (US$6.2 million) is deferred purchase consideration payable to the majority shareholders of the Company no later than March 31, 2017 and the issuance of 1 375 029 shares of CareDx, Inc.’s common stock valued at SEK 61.7 million (US$7.2 million).

CareDx, Inc. intends to initiate compulsory acquisition proceedings under Swedish law to purchase the remaining shares of Allenex. In connection therewith, CareDx intends to initiate a delisting of the Company from Nasdaq Stockholm.

Compliant with debt covenants

As disclosed in note 11, the bank loans that mature on June 30, 2018 contain special covenant related to operating results and leverage that must be met to prevent the loan from falling due. Management has performed a quarterly covenant compliant review and has concluded that the Company is in compliance with these debt covenants as of March 31, 2016.

Product recall

In April 2016, the company received a customer complaint regarding a false negative amplification test related to one kit product. After assessing the complaint in accordance with the company’s internal policy, management decided on April 29, 2016 to recall the products. The customer did not report any illness or injury before or at the time of the false negative. As a result of this complaint, management plans to cease distribution of the product and recall the product from the market in accordance with a Field Safety Notice. Customers will be asked to destroy the products and replacement products will be provided to the affected customers upon request.

A total of 962 kits were manufactured in some lots. The remaining inventory at the company as at the date of these financial statements is 219 kits with a value of SEK 324 thousand. These inventories are quarantined from other products and will be scrapped in 2016. A total of 743 kits have been sold to customers during 2014, 2015 and 2016. Management cannot reliably estimate the number of replacement kits needed as the Company is awaiting response from customers on the unused kits entitled to a replacement product.

Management expects no negative legal actions as a result of this product defect as the indication of the kit is not a clinical indication. Clinicians are responsible for interpreting test result of the kits.